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                                                                   EXHIBIT 23.02


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 2003, except as to Notes 13 and 22 which are as of August 12, 2003, relating to the financial statements, which appears in Homestore, Inc.'s Current Report on Form 8-K filed with the SEC on August 14, 2003. We also consent to the incorporation by reference of our report dated March 25, 2003 relating to the financial statement schedule, which appears in Homestore, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Century City, California
August 14, 2003